Investor/Media Contacts

Thomas W. Schneider – President, CEO

James A. Dowd – Executive Vice President, COO, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter Net Income

of $1.0 Million, an Increase of 25.5% Compared to 2017

Improved Revenue and Earnings Driven by Strong Loan Growth

Bank Expands Presence in Oneida and Onondaga Counties

Oswego, N.Y. — April 30, 2018 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced first quarter 2018 net income available to common shareholders of $1.0 million, or $0.24 per diluted share, compared to net income of $800,000, or $0.19 per diluted share, for the first quarter of 2017. First quarter 2018 revenue (net interest income and total noninterest income) of $7.3 million, was up $854,000, or 13.3%, compared to $6.4 million for the first quarter of 2017. The Company’s increased profitability for the quarter ended March 31, 2018 resulted in a 100 basis point increase in the annualized return on average equity to 6.39%, compared to 5.39% in the same quarter of 2017.

Performance Highlights - First Quarter 2018

•	Net interest income increased by 16.3% to $6.4 million compared to $5.5 million for the first quarter of 2017, and $351,000 or 5.8% compared to the fourth quarter of 2017
•	Total average interest-earning assets for the first quarter were $846.3 million, an increase of $106.4 million, or 14.4% over $739.9 million for the first quarter of 2017
•	Total loans grew to $608.0 million during the first quarter, an increase of $27.2 million, or 4.7%, compared to December 31, 2017 and an increase of $87.0 million, or 16.7%, compared to March 31, 2017
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Total deposits grew to $743.8 million during the first quarter, an increase of $20.2 million, or 2.8%, compared to December 31, 2017 and an increase of $74.3 million, or 11.1%, compared to March 31, 2017

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Continued stable asset quality metrics with annualized net loan charge-offs to average loans of 0.19% for the quarter compared to 0.53% for the first quarter of 2017 and 0.16% for the fourth quarter of 2017

•	Quarter over quarter revenue growth of 13.3%, compared to noninterest expense growth of 9.8% for the same period

"Thanks to the continued support of our customers and community, our team delivered another solid and very productive performance in the first quarter of 2018, characterized by double-digit top and bottom line improvement, continued strong loan growth, a 14 basis point improvement in our net interest margin when compared to the fourth quarter of 2017, and net interest income growth of more than 16% compared to the first quarter of 2017," said Thomas W. Schneider, President and Chief Executive Officer. “Our asset quality metrics remained solid in the first quarter with net loan charge-offs to average loans of 0.19%, and nonperforming loans to total loans of 1.06% at quarter end. Our quarter-over-quarter revenue grew by more than 13%, while non-interest expense growth was held to 9.8%, providing the increased operating leverage that we are targeting through our strategic growth initiatives. We continue to evaluate opportunities to grow revenues and leverage our strong Central New York brand in markets that value a strong and responsive community bank.”

“As part of those growth initiatives, we announced during the first quarter the opening of a limited purpose banking office in Oneida County that we will use to expand our business banking and lending operations. Our new location at 257 Genesee Street in Utica, New York provides a physical presence in the Mohawk Valley region and improves our access to markets that we believe will be receptive to our community banking model.

We also recently announced the purchase of a vacant building at 3775 State Route 31 in the Town of Clay, New York, which we are renovating for the purpose of opening a full-service branch during the second half of 2018. This new location in Clay will be our third banking office in Onondaga County, and will offer a complete range of financial services including retail, residential mortgage and commercial lending, wealth management services, and teller and ATM drive-thru service. This move demonstrates our stated commitment to elevating our presence in Onondaga County where we continue to see substantial opportunity for growth. We believe that we are off to a very strong start in 2018 and we’re excited by the opportunities that we have before us.”

Income Statement

The Company’s first quarter 2018 net interest income increased $896,000, or 16.3%, to $6.4 million compared to $5.5 million for the prior year quarter. The increase was due principally to a $1.3 million, or 19.5%, increase in interest income that resulted from growth in average interest-earning assets of $106.4 million compared to the prior year quarter. Average loans for first quarter 2018 increased by $86.4 million, or 17.0%, over the prior year quarter primarily as a result of growth in commercial real estate and other commercial loan products, and average taxable investment securities increased by $48.4 million, or 28.8%, during the same period. The higher first quarter interest income was partially offset by an increase in the cost of interest-bearing liabilities. Average interest-bearing liabilities increased by $91.1 million, or 14.2%, from the first quarter of 2017, and the average interest rate paid on those liabilities increased by 13 basis points. The increase in the cost of average interest-bearing liabilities was principally the result of a $44.5 million increase in time deposits and a $40.2 million increase in MMDA accounts coupled with rate increases on those deposits of 33 and 35 basis points, respectively.

The Company’s net interest margin for the three months ended March 31, 2018, was 3.02%, an increase of five basis points compared to the first quarter of 2017 net interest margin of 2.97%, and a 14 basis point improvement from 2.88% for the fourth quarter of 2017. The improvement in the net interest margin compared to the first quarter of 2017, was primarily a result of a 17 basis point increase in the yield on interest-earning assets, a result of a higher average balance for loans.

The first quarter 2018 provision for loan losses was $613,000, an increase of $224,000 compared to $389,000 for the prior year quarter.  The increase in the provision for loan losses was reflective of the continued strong loan growth through 2017 and the first quarter of 2018.  Total loans increased 16.7% from $521.1 million at March 31, 2017 to $608.0 million at March 31, 2018.  The increased provision for the three month period primarily reflects the addition of a $300,000 specific reserve established for a single $1.7 million commercial real estate loan that may be affected in future periods by a loss in its current operating revenues.  This loan currently is expected to be financed with a new borrower and no additional losses beyond the specific reserve recorded during the fourth quarter of 2017 are anticipated.

Total noninterest income was $895,000 for the first quarter of 2018, compared to $937,000 for the prior year first quarter. The difference was due principally to a $178,000 reduction in the net gains on investment securities from a gain of $71,000 for the three months ended March 31, 2017 to a net loss of $107,000 for the same quarter in 2018.  Absent the effects of the quarter over quarter reduction in gains on the sale of investment securities, all other noninterest income categories increased to $1.0 million in the quarter ended March 31, 2018 as compared with $866,000 in the same quarter of 2017.

Total noninterest expense in the first quarter of 2018 was $5.5 million, an increase of $486,000, or 9.8%, compared to $5.0 million for the prior year quarter. The increase in noninterest expense was due principally to an increase in salary and benefit expenses of $234,000, reflecting increased staffing levels within the loan origination, customer service and risk management functions, a $140,000 increase in professional and other services fees, and a $64,000 increase in FDIC assessments.  The increase in FDIC assessments is due to an increase in the Bank’s risk-weighted assessment resulting from the phase-out of a benefit the Bank received in the FDIC’s risk-weighting methodology as a result of the dissolution of Pathfinder Commercial Bank.

Income tax expense for the first quarter of 2018 was $182,000, with an effective tax rate of 15.8% compared to $245,000, with an effective tax rate of 24.1% for the first quarter of 2017. The reduction in the first quarter 2018 effective tax rate, compared to the effective tax rate in the same quarter of 2017, was primarily the result of the enactment of the Tax Cuts and Jobs Act, which reduced the federal statutory corporate tax rate from 34% to 21%. During both the first quarters of 2018 and 2017, the Company derived effective tax rate benefits from its investments in tax-exempt securities issued by municipalities and political subdivisions. During the first quarter of 2017, the sale of certain U.S. Treasury assets, positioned as part of the Company’s short-term interest rate hedge strategies, resulted in realized capital gains in the amount of $94,000. These gains enabled the partial utilization of previously reserved-for capital loss carryforwards resulting in a reduction in income tax expense of $36,000 during that quarter. Absent this capital loss carryforward utilization effect in the first quarter of 2017, the Company’s income tax expense would have been $281,000 and its effective tax rate for that quarter would have been 27.6%.

Balance Sheet at March 31, 2018

Total assets were $891.1 million on March 31, 2018, an increase of $88.8 million, or 11.1%, from $802.3 million in the first quarter of 2017, and an increase of $9.9 million from December 31, 2017. The increase in total assets in the preceding three and twelve month periods was primarily a result of loan portfolio growth of $27.2 million and $87.0 million, respectively.

Total deposits at March 31, 2018 were $743.8 million, an increase of $74.3 million, or 11.1%, from $669.5 million on March 31, 2017, and up $20.2 million, or 2.8%, from December 31, 2017. The increase compared to March 31, 2017 was due to increased consumer deposits, continued growth in municipal depositor relationships, and increased commercial deposits resulting in part from new loan account relationships, particularly in Onondaga County.

Asset Quality

Asset quality metrics remained stable in comparison to recent reporting periods and are comparable to peer group averages. The Company’s consistent asset quality metrics are reflective of its disciplined risk management process, along with the relative economic stability of its Central New York State market area. During the quarter, a single commercial real estate loan with an outstanding balance of $1.7 million was added to the nonperforming categorization.  This loan currently is expected to be financed with a new borrower and no additional losses beyond the specific reserve recorded during the fourth quarter of 2017 are anticipated.  Primarily as a result of this addition, nonperforming loans to total loans increased to 1.06% at March 31, 2018, compared to 0.84% at the end of 2017, and 0.71% at March 31, 2017. Correspondingly, the ratio of the allowance for loan losses to nonperforming loans for first quarter 2018 was 115.45%, as compared to 145.61% at December 31, 2017 and 162.15% at March 31, 2017. Although these asset quality metrics declined modestly over the most recent three and twelve month periods, the annualized net loan charge-offs to average loans ratio remained favorable and was 0.19% for the first quarter of 2018, compared to 0.16% for the fourth quarter of 2017 and 0.53% for the first quarter of 2017.

Cash Dividend Declared

On March 29, 2018, the Company announced that it had declared a cash dividend of $0.06 per common share for the quarter ending March 31, 2018, which is payable on May 11, 2018, to shareholders of record as of April 20, 2018. The implied dividend yield is 1.52%, based on the closing price of the Company’s common stock of $15.76 on April 27, 2018. The quarterly cash dividend of $0.06, equates to a dividend payout ratio of 24.7% of first quarter earnings.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At March 31, 2018, there were 4,295,586 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At March 31, 2018, the Company and subsidiaries had total consolidated assets of $891.1 million, total deposits of $743.8 million and shareholders' equity of $62.1 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2018	2017
Condensed Income Statement
Interest and dividend income	$8,209	$6,870
Interest expense	1,816	1,373
Net interest income	6,393	5,497
Provision for loan losses	613	389
	5,780	5,108
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	986	890
Net (losses) gains on sales of securities, loans and foreclosed real estate	(104)	47
Gains on equity securities	13	-
Noninterest expense	5,459	4,973
Income before income taxes	1,216	1,072
Provision for income taxes	182	245

Net Income	$1,034	$827
Net income attributable to noncontrolling interest	$30	$27
Net income attributable to Pathfinder Bancorp, Inc.	$1,004	$800

	For the Periods Ended
	(Unaudited)
	March 31,	December 31,	March 31,
	2018	2017	2017
Selected Balance Sheet Data
Assets	$891,137	$881,257	$802,345
Earning assets	844,544	834,303	757,881
Total loans	608,049	580,831	521,094
Deposits	743,805	723,603	669,532
Borrowed funds	63,888	73,888	53,021
Allowance for loan losses	7,451	7,126	5,964
Subordinated loans	15,068	15,059	15,033
Pathfinder Bancorp, Inc. Shareholders' equity	62,075	61,811	59,379

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.19%	0.16%	0.53%
Allowance for loan losses to period end loans	1.23%	1.23%	1.14%
Allowance for loan losses to nonperforming loans	115.45%	145.61%	162.15%
Nonperforming loans to period end loans	1.06%	0.84%	0.71%
Nonperforming assets to total assets	0.74%	0.61%	0.54%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2018	2017
Key Earnings Ratios
Return on average assets	0.45%	0.41%
Return on average equity	6.39%	5.39%
Net interest margin	3.02%	2.97%

Share and Per Share Data
Basic weighted average shares outstanding*	4,119,102	4,051,646
Basic earnings per share*	$0.24	$0.20
Diluted weighted average shares outstanding*	4,235,860	4,153,487
Diluted earnings per share*	$0.24	$0.19
Cash dividends per share	$0.06	$0.05
Book value per common share at March 31, 2018 and 2017	14.43	13.98
Tangible book value per common share at March 31, 2018 and 2017	13.34	12.87

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.